NEWS RELEASE	Exhibit 99.1

August 3, 2005

FOR RELEASE AT 6:00 A.M. EDT

NW NATURAL REPORTS RESULTS FOR THE QUARTER, SIX MONTHS ENDED JUNE 30, 2005

PORTLAND, Ore. – Northwest Natural Gas Company (NYSE: NWN), dba NW Natural, reported consolidated net income for the second quarter 2005 of $1.1 million, up from a loss of $0.7 million in the second quarter of 2004. Earnings for the second quarter were 4 cents per diluted share, up from a loss of 3 cents per diluted share last year.

For the six months ended June 30, 2005, consolidated net income was $41.0 million, compared to $31.9 million in 2004, an increase of 29 percent. Earnings per diluted share in 2005 were $1.48 compared to earnings of $1.19 in 2004, a 24 percent increase.

Second Quarter Highlights:

•	NW Natural reached an agreement with several of the parties involved in its docket to renew the conservation tariff. The agreement, which still must be approved by the Public Utility Commission of Oregon (OPUC), would continue the innovative tariff for an additional four years and increase the mechanism’s coverage from a partial decoupling of 90 percent of residential and commercial gas usage to a full decoupling of 100 percent.

•	Strong customer growth continued with a 3.8% increase over the past 12 months.

•	Despite warmer than normal weather, results for the quarter were in line with expectations and ahead of last year.

•	The Company completed a successful offering of $50 million in medium-term notes, with a $10 million, 30-year tranche at 5.25% and a $40 million, 10-year tranche at 4.7%.

•	Fitch Ratings increased its credit rating on NW Natural’s senior secured debt to ‘A+’ from ‘A’.

“We had a solid second quarter that keeps us on track with our financial goals for 2005,” said Mark Dodson, President and Chief Executive Officer. “The quarter’s results are notable because we experienced warmer-than-average weather for the quarter, which isn’t fully covered by our weather normalization mechanism. Our year-to-date results once again reflect the strong fundamentals of our business and the overall stabilizing nature of our consumption and weather normalization mechanisms.”

Second Quarter Detail

NW Natural’s utility operations contributed $12,000 (less than one cent per diluted share) to earnings in the second quarter of 2005, compared to a loss of $1.8 million (6 cents per diluted share) in 2004. In addition, the Company earned $0.8 million (3 cents per diluted share) in the second quarter of 2005 from interstate gas storage operations, up from $0.7 million in the same period in 2004 (3 cents per diluted share), and a gain of $0.3 million (one cent per diluted share) in the second quarter of 2005 from other non-utility activities, compared to a gain of $0.3 million (less than 1 cent per diluted share) in 2004.

NW Natural reached an agreement with several of the parties involved in its docket before the OPUC to renew the conservation tariff. The tariff, which was authorized by the OPUC in October 2002, is a partial decoupling mechanism that breaks the link between the Company’s earnings and the quantity of energy consumed by its customers, so the Company does not have an incentive to discourage customers from taking measures to reduce energy use. The order establishing the conservation tariff required that it be reviewed in the fall of 2005 for renewal.

The agreement, which still must be approved by the OPUC, would continue the conservation tariff for an additional four years, until September 30, 2009. It also proposes raising the mechanism’s coverage from a partial decoupling of 90 percent of residential and commercial gas usage to a full decoupling of 100 percent.

NW Natural’s total gas sales and transportation deliveries in the second quarter of 2005, excluding deliveries of gas stored for others, were 240 million therms, up 10 percent from 2004 due mainly to colder weather and customer growth. Net operating revenues from utility operations were $59.3 million, 16 percent higher than 2004, due primarily to rate increases in Oregon and Washington, colder weather, customer growth and an increase in industrial margin.

Sales to residential and commercial customers in the second quarter of 2005 were 99 million therms, up 19 percent from last year due mainly to customer growth and colder weather. Weather for the second quarter was 5 percent warmer than normal but 39 percent colder than last year. The Company’s weather normalization and decoupling mechanisms in Oregon reduced margin by $2.7 million in the second quarter of 2005. Gas sales to residential and commercial customers contributed $62.9 million to margin, up 25 percent from $50.2 million in 2004, due mainly to rate increases and customer growth. NW Natural had nearly 605,000 customers at June 30, 2005, an increase of 3.8 percent over the past 12 months.

Gas deliveries to industrial customers in the second quarter were 141 million therms, up 4 percent from 136 million therms last year, while margin in this sector was $10.9 million, up 14 percent from $9.6 million last year. Industrial margins were higher due mainly to increased sales in higher margin industrial rate schedules.

NW Natural continues to provide gas storage services to customers in the interstate market from its Mist gas storage field, using storage capacity that has been developed in advance of core utility customers’ requirements. Earnings from the interstate gas storage business segment in the second quarter of 2005 were $0.8 million, equivalent to 3 cents per diluted share, compared to $0.7 million or 3 cents per diluted share in the second quarter of 2004. These results include income from gas storage services as well as income from a contract with an unaffiliated company that optimizes the use of NW Natural’s assets by trading temporarily unused portions of its gas storage and upstream pipeline transportation capacity.

NW Natural has an annual Purchased Gas Adjustment (PGA) tariff in Oregon and Washington to reflect projected gas costs in customer rates. In Oregon, the Company absorbs 33 percent of any excess cost of gas, or retains 33 percent of any gas cost savings, both as compared to the gas commodity prices built into rates. The Company also retains 33 percent of the margin when it sells surplus gas commodity off-system, and refunds 67 percent to customers. NW Natural’s share of the commodity savings and off-system margin realized from its gas purchasing program in the second quarter of 2005 contributed $0.2 million, or less than 1 cent per diluted share. In the second quarter of 2004 these factors contributed $1.4 million to margin or 3 cents per diluted share. In Washington, 100 percent of all gas costs are passed through to customers.

Six-Month Detail

For the six months ended June 30, 2005, consolidated net income was $41.0 million, compared to $31.9 million in the first six months of 2004, an increase of 29 percent.

NW Natural’s utility operations earned $38.9 million ($1.40 per diluted share) in the first six months of 2005, compared to $30.1 million ($1.12 per diluted share) in the first six months of 2004. In addition, the Company earned $1.7 million (6 cents per diluted share) in the first half of 2005 from interstate gas storage operations, up from $1.5 million (6 cents per diluted share) in 2004; and $0.4 million (2 cents per diluted share) from subsidiary and other non-utility operations, up slightly from $0.3 million (1 cent per diluted share) in 2004.

NW Natural’s total gas sales and transportation deliveries in the first six months of 2005, excluding deliveries of gas stored for others, were 609 million therms, up slightly from 2004 due mainly to customer growth and colder weather. Net operating revenues from utility operations were $185 million, 15 percent higher than 2004, due primarily to rate increases in Oregon and Washington and the positive impact of the weather normalization and decoupling mechanisms in Oregon.

Gas sales to residential and commercial customers in the first half of 2005 were 330 million therms, up about 1 percent from 2004, due primarily to customer growth and weather, which was 5 percent warmer than normal in 2005, but 6 percent colder than in 2004.

Residential and commercial sales contributed $194 million to margin, up 10 percent from $177 million in 2004, due mainly to rate increases. The negative impact of warmer weather and reduced usage was partially offset by the Company’s weather normalization and decoupling mechanisms. These mechanisms contributed approximately $5.3 million to margin year-to-date in 2005.

Gas deliveries to industrial customers in the first six months of 2005 were 279 million therms, down about 1 percent from the same period last year. Contribution to margin from sales and transportation in these markets was $23.2 million, up about 14 percent from last year. The higher margin in the industrial market reflects some improvement in economic conditions and increased sales in higher margin industrial rate schedules.

Operations and maintenance expenses in the first six months of 2005 were up $4.4 million, or 9 percent, over last year. The increase was primarily due to higher payroll related expenses and higher benefit costs. Bad debt expense as a percent of revenues billed remained well below one percent (0.38 percent) for the 12 months ended June 2005. The O&M increases are largely covered by increases approved in recent general rate cases in Oregon and Washington.

NW Natural’s share of the commodity savings and off-system margin realized from its gas purchasing program and PGA in 2005 contributed $1.9 million of margin for the year, equivalent to 4 cents a diluted share of earnings. Last year these factors contributed $0.6 million of margin, equivalent to one cent per diluted share of earnings. All gas costs are passed through to customers in Washington.

NW Natural earned $1.7 million (6 cents per diluted share) from its interstate gas storage business segment in 2005, compared to $1.5 million (6 cents per diluted share) in 2004.

Cash provided by operations in the first six months of 2005 was $146 million, as compared to $124 million in 2004.

The Company’s capitalization at June 30, 2005 reflected 52 percent common equity, 46 percent long-term debt, and 2 percent short-term debt versus 53 percent common equity, 47 percent long-term debt, and less than 1 percent short-term debt at June 30, 2004.

Outlook for 2005

NW Natural confirmed its prior estimate that its earnings in 2005 will be in the range of $2.00 to $2.15 per share. NW Natural’s earnings guidance reflects the estimated impact of approved rate increases in Oregon and Washington, which include the balance of the Company’s investment in its South Mist Pipeline Extension. The estimate also assumes normal weather conditions. This represents earnings per share growth of 8 to 16 percent as compared to the $1.86 per diluted share reported in 2004.

Dividend Declaration

The Board of Directors of NW Natural on July 5, 2005 declared a quarterly dividend of 32.5 cents a share on the Company’s common stock. The dividends will be paid on August 15, 2005 to shareholders of record on July 29, 2005.

Conference Call Arrangements

As previously reported, NW Natural will conduct a conference call and Webcast starting at 11:00 a.m. EDT (8:00 a.m. Pacific Time) on August 3 to review its second quarter financial results as well as to confirm its updated guidance for 2005.

To hear the conference call live, please call 800.659.2032 or 617.614.2712 from international points including Canada. Participants will be asked for their name, company name, phone number, the name of the conference they will be joining (“NW Natural”) and the conference passcode (49819858). A replay of the call will be available approximately two hours after completion of the conference on August 3 and until Wednesday, August 17. To access the recording, call 888.286.8010, and enter the conference replay passcode number 38653453.

To hear the conference by Webcast, log on to NW Natural’s corporate Website at www.nwnatural.com and select the Webcast icon on the home page. A replay of the Webcast will be available approximately two hours after the conference concludes.

Presentation of Results

In addition to presenting results of operations and earnings amounts in total, NW Natural has expressed certain measures in this press release in cents per share on a diluted basis. These amounts reflect factors that directly impact the Company’s earnings. NW Natural believes this per share information is useful because it enables readers to better understand the impact of these factors on its earnings.

Forward Looking Statements

This report and other presentations made by the Company from time to time may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and other statements that are other than statements of historical facts. The Company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis. However, each such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the following important factors, among others, that could cause the actual results of the Company to differ materially from those projected in such forward-looking statements, including:

•	prevailing state and federal governmental policies and regulatory actions, including those of the Oregon Public Utility Commission and the Washington Utilities and Transportation Commission, with respect to allowed rates of return, industry and rate structure, purchased gas cost and investment recovery, acquisitions and dispositions of assets and facilities, operation and construction of plant facilities, present or prospective wholesale and retail competition, changes in tax laws and policies and changes in and compliance with environmental and safety laws, regulations and policies, and the U.S. Department of Transportation’s Office of Pipeline Safety with respect to the maintenance of pipeline integrity;

•	weather conditions and other natural phenomena;

•	unanticipated population growth or decline, and changes in market demand caused by changes in demographic or customer consumption patterns;

•	competition for retail and wholesale customers;

•	market conditions and pricing of natural gas relative to other energy sources;

•	risks relating to the creditworthiness of customers and suppliers;

•	risks relating to dependence on a single pipeline transportation provider for natural gas supply;

•	risks resulting from uninsured damage to Company property, intentional or otherwise;

•	unanticipated changes that may affect the Company’s liquidity or access to capital markets;

•	the Company’s ability to maintain effective internal controls over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002;

•	unanticipated changes in interest or foreign currency exchange rates or in rates of inflation;

•	economic factors that could cause a severe downturn in certain key industries, thus affecting demand for natural gas;

•	unanticipated changes in operating expenses and capital expenditures;

•	unanticipated changes in future liabilities relating to employee benefit plans, including changes in key assumptions;

•	capital market conditions, including their effect on pension and other postretirement benefit costs;

•	competition for new energy development opportunities;

•	potential inability to obtain permits, rights of way, easements, leases or other interests or other necessary authority to construct pipelines, develop storage or complete other system expansions; and

•	legal and administrative proceedings and settlements.

All subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the Company, also are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for the Company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

About NW Natural

NW Natural is headquartered in Portland, Ore. and serves over 600,000 residential and business customers in Oregon and southwest Washington. It is the largest independent natural gas utility in the Pacific Northwest. With customer growth in excess of 3 percent for 18 consecutive years, it is one of the fastest-growing local distribution companies in the nation. The Company has over $1.7 billion in total assets, which includes nearly 14 bcf of underground gas storage capacity at Mist, Ore., within its service territory. The Company has in place rate mechanisms that help to protect revenues from warmer than normal weather and declining consumption. NW Natural has increased its dividends paid on common stock for 49 consecutive years.

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INVESTOR CONTACT:	James Boehlke
503/226-4211 Ext. 2451
jrb@nwnatural.com

PRESS CONTACT:	Steve Sechrist
503/226-4211 Ext. 3517
sms@nwnatural.com

NORTHWEST NATURAL GAS COMPANY

Comparative Income Statement

(Consolidated - Unaudited)

	Three Months Ended		Increase (Decrease)
	6/30/05	6/30/04
1.Gross Operating Revenues	$153,667,000	$109,659,000	$44,008,000
2.Net Income (Loss)	$1,140,000	$(716,000)	$1,856,000
3.Average Shares of Common Stock
Outstanding	27,555,000	27,257,000	298,000
4.Basic Earnings (Loss) Per Share of Common Stock	$0.04	$(0.03)	$0.07
5.Diluted Earnings (Loss) Per Share of Common Stock	$0.04	$(0.03)	$0.07

	Year to Date
	6/30/05	6/30/04	Increase
1.Gross Operating Revenues	$462,444,000	$364,109,000	$98,335,000
2.Net Income	$41,027,000	$31,896,000	$9,131,000
3.Average Shares of Common Stock Outstanding	27,568,000	26,615,000	953,000
4.Basic Earnings Per Share
of Common Stock	$1.49	$1.20	$0.29
5.Diluted Earnings Per Share
of Common Stock	$1.48	$1.19	$0.29

NORTHWEST NATURAL GAS COMPANY

Comparative Income Statement

(Consolidated - Unaudited)

	Twelve Months Ended
	6/30/05	6/30/04	Increase
1.Gross Operating Revenues	$805,939,000	$651,337,000	$154,602,000
2.Net Income	$59,703,000	$47,013,000	$12,690,000
3.Average Shares of Common Stock
Outstanding	27,493,000	26,224,000	1,269,000
4.Basic Earnings Per Share of Common Stock	$2.17	$1.79	$0.38
5.Diluted Earnings Per Share of Common Stock	$2.16	$1.78	$0.38

NORTHWEST NATURAL GAS COMPANY

Financial Highlights

(Unaudited)

Second Quarter - 2005

	3 Months Ended June 30,		6 Months Ended June 30,		12 Months Ended June 30,
(Thousands, except per share, customers and degree day data)	2005	2004	2005	2004	2005	2004
Gross Operating Revenues	$153,667	$109,659	$462,444	$364,109	$805,939	$651,337
Cost of Sales	92,425	57,030	273,033	199,446	472,831	355,745

Net Operating Revenues	61,242	52,629	189,411	164,663	333,108	295,592

Operating Expenses:
O&M	26,981	24,307	54,176	49,817	106,514	98,835
Other Taxes	8,803	7,531	22,756	19,984	41,580	36,942
D&A	15,312	13,913	30,507	27,819	60,059	55,564

Total Operating Expenses	51,096	45,751	107,439	97,620	208,153	191,341

Operating Income	10,146	6,878	81,972	67,043	124,955	104,251
Other Income	405	442	470	465	2,833	1,851
Interest Charges - Net	8,906	8,764	18,034	17,708	36,077	34,735
Income Tax Expense	505	(728)	23,381	17,904	32,008	24,354

Net Income from Operations	$1,140	$(716)	$41,027	$31,896	$59,703	$47,013

Common Shares Outstanding:
Average for Period - basic	27,555	27,257	27,568	26,615	27,493	26,224
Average for Period - diluted	27,834	27,582	27,841	26,947	27,751	26,544
End of period	27,564	27,336	27,564	27,336	27,564	27,336
Earnings per Share:
Basic	$0.04	$(0.03)	$1.49	$1.20	$2.17	$1.79
Diluted	$0.04	$(0.03)	$1.48	$1.19	$2.16	$1.78
Dividends Paid Per Share	$0.325	$0.325	$0.650	$0.650	$1.30	$1.29
Book Value Per Share - end of period	$21.47	$20.60	$21.47	$20.60	$21.47	$20.60
Market Closing Price - end of period	$38.24	$30.50	$38.24	$30.50	$38.24	$30.50
Balance Sheet Data (at end of period):
Total assets	$1,724,439	$1,574,944	$1,724,439	$1,574,944	$1,724,439	$1,574,944
Common Stock Equity	$591,835	$563,004	$591,835	$563,004	$591,835	$563,004
Long-term debt and redeemable preferred stock	$548,741	$500,073	$548,741	$500,073	$548,741	$500,073
(including amounts due in one year)
Operating Statistics:
Total Customers-end of period	604,572	582,270	604,572	582,270	604,572	582,270
Gas Deliveries (therms)
Res. & Comm. Customers	98,745	82,961	329,428	325,437	578,915	577,108
Industrial Firm	16,823	14,157	38,561	32,667	69,043	61,460
Industrial Interruptible	35,130	22,980	71,448	47,356	128,371	83,362
Transportation	89,042	98,609	169,473	201,567	357,420	408,045

Total	239,740	218,707	608,910	607,027	1,133,749	1,129,975
Gas Revenues
Res. & Comm. Customers	$113,423	$81,419	$371,965	$305,950	$650,141	$543,849
Industrial Firm	13,503	9,259	31,047	21,553	54,118	39,446
Industrial Interruptible	21,376	11,061	43,989	23,035	76,334	40,753
Transportation	2,772	3,156	5,606	6,451	11,810	13,560
Other revenues	574	3,116	5,726	3,620	6,309	5,968

Total	$151,648	$108,011	$458,333	$360,609	$798,712	$643,576
Cost of gas sold	$92,379	$57,016	$272,945	$199,416	$472,705	$355,676

Net operating revenues (utility margin)	$59,269	$50,995	$185,388	$161,193	$326,007	$287,900
Degree Days
Normal (25-year average)	683	677	2,550	2,529	4,265	4,231
Actual	652	469	2,421	2,276	3,998	3,815
Colder (warmer) than normal	-5%	-31%	-5%	-10%	-6%	-10%

NORTHWEST NATURAL GAS COMPANY

Consolidated Balance Sheets (unaudited) Thousands	June 30, 2005	June 30, 2004
Assets:
Plant and property:
Utility plant	$1,835,326	$1,717,296
Less accumulated depreciation	523,518	491,340

Utility plant - net	1,311,808	1,225,956

Non-utility property	34,862	26,807
Less accumulated depreciation and amortization	5,581	5,083

Non-utility property - net	29,281	21,724

Total plant and property	1,341,089	1,247,680

Other investments	57,978	75,083

Current assets:
Cash and cash equivalents	40,343	7,528
Accounts receivable	35,740	38,701
Allowance for uncollectible accounts	(2,521)	(1,886)
Accrued unbilled revenue	17,244	11,970
Inventories of gas, materials and supplies	45,842	48,960
Income tax receivable	—	5,034
Prepayments and other current assets	16,048	12,175

Total current assets	152,696	122,482

Regulatory assets:
Income tax asset	65,622	64,475
Deferred gas costs receivable	7,958	9,513
Unamortized costs on debt redemptions	7,097	7,568
Other	7,092	5,377

Total regulatory assets	87,769	86,933

Other assets:
Fair value of non-trading derivatives	64,089	29,428
Other	20,818	13,338

Total other assets	84,907	42,766

Total assets	$1,724,439	$1,574,944

Capitalization and liabilities:
Capitalization:
Common stock	$87,285	$86,563
Premium on common stock	300,074	295,159
Earnings invested in the business	207,050	183,190
Unearned stock compensation	(756)	(892)
Accumulated other comprehensive income (loss)	(1,818)	(1,016)

Total common stock equity	591,835	563,004
Long-term debt	521,500	500,073

Total capitalization	1,113,335	1,063,077

Current liabilities:
Notes payable	—	4,901
Accounts payable	66,472	78,679
Long-term debt due within one year	27,241	—
Taxes accrued	8,543	5,837
Interest accrued	2,953	2,929
Other current and accrued liabilities	35,312	30,708

Total current liabilities	140,521	123,054

Regulatory liabilities:
Accrued asset removal costs	162,350	140,847
Customer advances	1,662	1,584
Unrealized gain on non-trading derivatives	54,666	28,285

Total regulatory liabilities	218,678	170,716

Other liabilities:
Deferred income taxes	206,666	189,514
Deferred investment tax credits	5,200	6,341
Fair value of non-trading derivatives	9,423	1,143
Other	30,616	21,099

Total other liabilities	251,905	218,097

Commitments and contingencies (see Note 7)	—	—

Total capitalization and liabilities	$1,724,439	$1,574,944

NORTHWEST NATURAL GAS COMPANY

Condensed Consolidated Statements of Cash Flows (unaudited)	Six Months Ended June 30,
Thousands	2005	2004
Operating activities:
Net income from operations	$41,027	$31,896
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	30,507	27,819
Deferred income taxes and investment tax credits	(4,874)	17,113
Undistributed losses (earnings) from equity investments	(54)	49
Allowance for funds used during construction	(201)	(581)
Deferred gas costs - net	1,593	(15,140)
Gain on sale of non-utility investments	(12)	—
Income from investment in life insurance	(974)	(1,425)
Other	(4,109)	(1,003)
Changes in operating assets and liabilities:
Accounts receivable - net of allowance for uncollectible accounts	27,456	11,684
Accrued unbilled revenue	47,157	47,139
Inventories of gas, materials and supplies	20,635	1,899
Income tax receivable	15,970	3,952
Prepayments and other current assets	8,298	11,500
Accounts payable	(36,006)	(7,349)
Accrued interest and other taxes	(1,643)	(3,000)
Other current and accrued liabilities	1,145	(881)

Cash provided by operating activities	145,915	123,672

Investing activities:
Acquisition and construction of utility plant assets	(43,009)	(62,789)
Investment in non-utility property	(889)	(3,412)
Proceeds from sale of non-utility investments	3,001	—
Proceeds from life insurance	—	1,141
Other investments	678	(97)

Cash used in investing activities	(40,219)	(65,157)

Financing activities:
Common stock issued, net of expenses	4,669	42,185
Common stock repurchased	(4,861)	—
Restricted stock purchased	—	(272)
Long-term debt issued	50,000	—
Change in short-term debt	(102,500)	(80,300)
Dividend payments on common stock	(17,909)	(17,306)

Cash used in financing activities	(70,601)	(55,693)

Decrease in cash and cash equivalents	35,095	2,822
Cash and cash equivalents - beginning of period	5,248	4,706

Cash and cash equivalents - end of period	$40,343	$7,528

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$17,796	$17,788
Income taxes	$11,739	$2,500
Supplemental disclosure of non-cash financing activities:
Conversions to common stock:
7-1/4 % Series of Convertible Debentures	$286	$246